NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. ANNOUNCES RESTATEMENT OF HISTORICAL FINANCIAL
STATEMENTS RELATED TO LEASE ACCOUNTING

MARYVILLE, TN – April 11, 2005 – Ruby Tuesday, Inc. today announced that the Company has completed its analysis related to the accounting treatment of straight line rent, rent holidays and landlord/tenant incentives. Based on the analysis and in consultation with its independent external auditors, the Company and its audit committee have determined the Company will restate previously issued historical financial statements to properly account for leases. The restatement adjustments will correct the Company’s historical accounting for leases and will have no impact on previously reported revenue, cash balances, or compliance with any debt covenants.

Similar to several other companies within the industry and retailers in general, the restatement adjustments reflect the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) in its February 7, 2005 letter (the “SEC Letter”) to the American Institute of Certified Public Accountants. The adjustments relate to the Company’s computation of straight line rent over the lease term, which in certain instances includes renewal options, accounting for rent holidays and accounting for landlord/tenant incentives.

In conjunction with the Company’s second quarter fiscal 2005 results, the Company determined adjustments were necessary to recognize the cumulative impact of correcting its computation of straight line rent expense and accounting for subleases. Specifically, the Company revised its computation of straight line rent to include certain option periods where failure to exercise such options would result in an economic penalty. In addition, in those cases where the Company sold units to others, but remained primarily obligated on the original leases, the Company made adjustments to restore the deferred rent liability on its books and record a receivable for the straight-lined rents due from sublessees. Although the necessary cumulative adjustments related to straight line rent and subleases were originally included in the Company’s second quarter financial results, based on the impact of additional lease issues discussed in the SEC Letter, which was issued subsequent to the Company’s filing of its Form 10-Q for the quarter ended November 30, 2004, the Company will restate the periods impacted by these adjustments.

The restatement will also include adjustments for rent holidays, which is the period of time between the Company taking control and possession (generally the beginning of construction) of a leased site until the lease payments begin. Previously the Company began its computation of straight line rent at the earlier of the commencement of the lease payments or when the leased site opened. However, based on the views expressed by the SEC, the Company has determined the calculation of straight line rent should begin on the date which the Company takes control and possession of the site. Thus, the effect of this adjustment will be to increase the period over which rent is expensed beginning with a period of time prior to the opening of a leased site.

The final portion of the adjustment for lease accounting results from the accounting treatment of landlord/tenant incentives. Historically, when the Company received incentives from landlords to pay for a portion of the costs of improvements on leased properties (primarily its mall locations), the Company recognized these amounts as reductions in capitalized costs, thereby reducing future depreciation related to the properties. The views expressed by the SEC indicate that such amounts should be recorded as deferred rent and amortized as a reduction to rent expense over the lease term. The restatement will reflect the necessary adjustments related to this issue.

As a result of the restatement adjustments, the Company’s previously issued consolidated financial statements, including those contained in the following filings, should no longer be relied upon: Annual Report on Form 10-K for the fiscal year ended June 1, 2004; Quarterly Reports on Form 10-Q for the quarters ended November 30, 2004 and August 31, 2004; and the preliminary financial results for the quarter ended March 1, 2005 included in the Company’s press release issued on March 30, 2005. The Company’s Form 10-Q for the quarter ended March 1, 2005 will reflect the necessary adjustments for the quarter then ended.

The restatement adjustments related to lease accounting are anticipated to decrease net income by $0.2 million for the fiscal year ended June 1, 2004 and increase net income by $0.3 million and $0.1 million for fiscal years ended June 3, 2003 and June 4, 2002, respectively. The adjustments for fiscal 2002 are anticipated to be sufficient to round previously reported diluted earnings per share of $0.88 to $0.89 while previously reported diluted earnings per share for fiscal years 2003 and 2004 are not anticipated to change as a result of these adjustments. In addition, the adjustments are anticipated to increase net income for the 26-week period ended November 30, 2004 by $4.6 million ($0.07 per share). Regarding the impact on the 26-week period ended November 30, 2004, the Company reminds investors that $4.8 million ($0.07 per share) of the positive impact results from reversing the entries previously included to adjust for the cumulative impact relating to the computation of straight line rent and accounting for subleases. The cumulative effect of these adjustments is a reduction in retained earnings of $10.5 million as of the end of fiscal year 2001.

The Company anticipates filing a Form 12b-25 with the SEC providing for an extension of time to file its Form 10-Q for the 13 and 39 weeks ended March 1, 2005. On March 30, 2005, the Company included in its press release preliminary financial results for the 13-week and 39-week periods ended March 1, 2005. It is anticipated that the above adjustments will not impact the previously reported preliminary diluted earnings per share of $0.42 per share for the 13-week period and the impact on the previously reported preliminary diluted earnings per share for the 39-week period will be a $0.07 per share increase driven by reversing the entries previously included in the second quarter discussed above. Further, the Company anticipates the restatement adjustments made in conjunction with its lease accounting will have a negligible (less than $0.01) impact on future annual diluted earnings per share.

Ruby Tuesday, Inc. has Company-owned, and/or franchise Ruby Tuesday brand restaurants in 42 states, the District of Columbia, Puerto Rico, and 12 foreign countries. As of March 1, 2005, the Company owned and operated 552 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 188 and 37 locations, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RI).

For more information, contact:
Price Cooper	Phone: 865-379-5700

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements,” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following: future financial performance and unit growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, payment of dividends, stock repurchase, and restaurant acquisitions. The Company cautions that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of our development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; effects of actual or threatened terrorist attacks in the United States; and general economic conditions.